                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm in the Registration Statement on Form S-8 pertaining to the 1997 Stock Plan; 1997 Employee Stock Purchase Plan; The Concentric Networks United Kingdom Limited Share Option Scheme; and, The Concentric Network Corporation Netherlands Share Option Scheme and to the incorporation by reference therein of our report dated January 21, 2000 (except for Note 13, as to which the date is March 20, 2000), with respect to the consolidated financial statements and schedule of Concentric Network Corporation included in its Annual Report (Form 10-K and Form 10-K/A) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



                              /s/ Ernst & Young LLP



San Jose, California
June 9, 2000